UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 21, 2006

DUCOMMUN INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-08174	95-0693330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23301 Wilmington Avenue, Carson, California	90745-6209
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 513-7280

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Ducommun Incorporated (the “Company”) and Gregory A. Hann (“Hann”) entered into an employment offer letter dated May 26, 2006 which became effective on June 21, 2006 (Hann’s first day of employment), in the form attached hereto as Exhibit 99.1. Pursuant to the employment offer letter, the Company and Hann agreed that (a) Hann would be employed as the Company’s Chief Financial Officer, (b) the Company would pay Hann a base salary of $280,000 per year, (c) Hann would be eligible to participate in the Company’s annual bonus plan, and (d) the Compensation Committee of the Board of Directors would grant a stock option to Hann for 20,000 shares.

The Company and Hann entered into an indemnity agreement on June 21, 2006 in the form referenced as Exhibit 99.2. The indemnity agreement provides that the Company will indemnify Hann under certain circumstances as set forth in the indemnity agreement.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 21, 2006, Gregory A. Hann was elected Vice President, Chief Financial Officer and Treasurer of the Company. Mr. Hann previously was Chief Financial Officer of Alcoa Fastening Systems from 2003 to the present, and Chief Financial Officer of Alcoa Mill Products from 1998 to 2003. See Item 1.01 for a brief description of the material terms of the employment offer letter and the indemnity agreement between the Company and Hann.

On June 21, 2006, James S. Heiser resigned his positions as Chief Financial Officer and Treasurer of the Company. Mr. Heiser will continue as Vice President, General Counsel and Secretary of the Company.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Employment offer letter between Ducommun Incorporated and Gregory A. Hann dated as of May 26, 2006.

99.2	Indemnity Agreement between Ducommun Incorporated and Gregory A. Hann dated as of June 21, 2006. Except for the name of the officer and the date of the agreement, the Indemnity Agreement is identical to the form of agreement filed as Exhibit 10.8 to Form 10-K for the year ended December 31, 1990, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUCOMMUN INCORPORATED
(Registrant)

Date: June 22, 2006	By:	/s/ James S. Heiser
James S. Heiser
Vice President and General Counsel